U.S. smoothie market more than doubles

FoodProcessing.com

02/22/2007

With on-the-go dining and snacking moving to the American meal forefront, the U.S. smoothie market has been flooded with consumers looking for a quick portable meal alternative.

According to market research firm Mintel, smoothie makers raked in more than $2 billion from made-to-order and packaged smoothies in 2006, up more than 80 percent in the last five years.

The market for health-conscious products continues to grow rapidly. Smoothies have quickly become part of the American landscape, with more than 4,000 retail locations reported in the U.S. last year. According to Mintel research, more than half of respondents in the 18 to 34 year-old range said that they had a smoothie in the last month.

“Consumers are attracted to smoothies because they are seen as a healthier option to most sweets and on-the-go meals,” said David Lockwood, director of Mintel Reports. “Now that the smoothie market is a proven success, companies are being pushed to the next level — extreme differentiation. Similar to the coffee market, smoothie companies need to continue developing innovative flavors and additives to keep consumers engaged in the market, but also should consider expanding the menu as some chains have done with sandwiches or coffee.”

The smoothie industry’s new offerings are using emerging flavors, such as açaí and green tea, and hybrids of smoothies with other drink types. New nutrient “boosts” feed consumer need for evolving offerings as well. Smoothie companies have also remained on track with current food trends, utilizing “all-natural,” low-calorie and other key buzz properties to build sales.

“The flavor combinations and possibilities are endless with the smoothie market,” said Lockwood. “With functional foods and beverages having a strong marketplace advantage, smoothies are in position to dominate the healthy beverages category. Smoothies are seen as a pleasant health treat, and this will continue to take the category far.”

In contrast with yogurt drinks, 39 percent of Mintel respondents agreed or strongly agreed that “smoothies are healthier than drinks made with yogurt.” Similarly, more than half of consumers agreed or strongly agreed that “smoothies taste better than yogurt drinks,” with yogurts getting only 15 percent.